Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-217522 and 333-224134 of Cloudera, Inc. and subsidiaries (“Cloudera”) on Form S-8 of our report dated March 15, 2018, relating to the consolidated financial statements of Hortonworks, Inc., appearing in this Current Report on Form 8-K of Cloudera dated January 8, 2019.

/s/ Deloitte & Touche LLP

San Jose, California
January 8, 2019